Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224366-01 on Form S-3 and in Registration Statement Nos. 333-46161 and 333-158774 on Form S-8 of our report dated February 22, 2019, relating to the consolidated financial statements and financial statement schedule of Arizona Public Service Company and subsidiaries, and the effectiveness of Arizona Public Service Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
February 22, 2019